Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-110719



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 2, 2003)

                                  $175,000,000

                             TRIARC COMPANIES, INC.
      5% CONVERTIBLE NOTES DUE 2023 AND SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK, SERIES 1, ISSUABLE UPON CONVERSION OF THE NOTES
                               __________________

This prospectus supplement supplements our prospectus dated December 2, 2003, relating to the offer and resale by various selling securityholders of up to $175,000,000 aggregate principal amount of our 5% Convertible Notes due 2023 and shares of our Class A common stock and Class B common stock, Series 1, into which the notes are convertible. This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, as supplemented, except to the extent that the information in this prospectus supplement supersedes the information contained therein.

The information in the table contained under the heading "Selling Securityholders" beginning on page 62 of the prospectus is hereby amended by adding the information below with respect to persons not previously listed in the prospectus or any supplements thereto and by superseding the information with respect to persons previously listed in the prospectus or any supplements thereto that are listed below:

----------------------------------------------------------------------------------------------------------------------------
                                                                    NUMBER OF SHARES                        PERCENTAGE OF
                                                 NUMBER OF SHARES      OF CLASS B       PERCENTAGE OF       CLASS B COMMON
                              PRINCIPAL AMOUNT      OF CLASS A        COMMON STOCK      CLASS A COMMON     STOCK, SERIES 1,
                                OF NOTES           COMMON STOCK         SERIES 1,     STOCK BENEFICIALLY     BENEFICIALLY
                               BENEFICIALLY        BENEFICIALLY       BENEFICIALLY       OWNED AFTER         OWNED AFTER
                                 OWNED AND          OWNED AND           OWNED AND     COMPLETION OF THE   COMPLETION OF THE
  SELLING SECURITYHOLDER     OFFERED HEREBY($)   OFFERED HEREBY(1)   OFFERED HEREBY(2)    OFFERING(%)         OFFERING(%)
----------------------------------------------------------------------------------------------------------------------------
BNP Paribas Equity
     Strategies, SNC (3).....     6,469,000            161,725            323,450            *                 --
----------------------------------------------------------------------------------------------------------------------------
Citadel Equity Fund Ltd......    10,670,000            266,750            533,500           --                 --
----------------------------------------------------------------------------------------------------------------------------
Citadel Jackson Investment
     Fund Ltd................     1,330,000             33,250             66,500           --                 --
----------------------------------------------------------------------------------------------------------------------------
CooperNett Convertible
     Strategies (Cayman)
     Master Fund, L.P........     5,317,000            132,925            265,850           --                 --
----------------------------------------------------------------------------------------------------------------------------
Lyxor/Convertible Arbitrage
     Fund, Limited...........       250,000              6,250             12,500           --                 --
----------------------------------------------------------------------------------------------------------------------------
Singlehedge U.S.
     Convertible
     Arbitrage Fund..........     1,347,000             33,675             67,350           --                 --
----------------------------------------------------------------------------------------------------------------------------
Sturgeon Limited.............       913,000             22,825             45,650           --                 --
----------------------------------------------------------------------------------------------------------------------------

*   Less than one percent
------------------------------------

     (1) Includes shares of Class A common stock issuable upon conversion of the notes, and assumes a conversion rate of 25 shares per $1,000 principal amount of the notes, which conversion rate is subject to adjustment as described under "Description of the Notes--Conversion of Notes" in the prospectus. Accordingly, the number of shares of Class A common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, we will not issue fractional shares of Class A common stock upon conversion of the notes and, in lieu thereof, will pay cash.

     (2) Includes shares of Class B common stock, Series 1, issuable upon conversion of the notes, and assumes a conversion rate of 50 shares per $1,000 principal amount of the notes, which conversion rate is subject to adjustment as described under "Description of the Notes--Conversion of Notes" in the prospectus. Accordingly, the number of shares of Class B common stock, Series 1, issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, we will not issue fractional shares of Class B common stock, Series 1, upon conversion of the notes and, in lieu thereof, will pay cash.

     (3) BNP Paribas Equity Strategies, SNC beneficially owns an additional 500 shares of Class A common stock that are not offered.

                                 _______________

INVESTING IN THE SECURITIES OFFERED BY THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THE PROSPECTUS.

                                 _______________

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

              THIS PROSPECTUS SUPPLEMENT IS DATED DECEMBER 17, 2003